UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2018

Jefferies Group LLC

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act is one of the most comprehensive changes in the U.S. corporate income tax since 1986 and certain provisions are extremely complex in their application. The Tax Act revises the U.S. Corporate income tax by, among other things, lowering the corporate income tax rate from 35% to 21%, adopting a territorial income tax system, and imposing a toll charge on the unremitted earnings of foreign subsidiaries. We are currently evaluating the impact that the Tax Act will have on both our Consolidated Statements of Financial Condition and Consolidated Statements of Earnings. At this time, based on information currently available, we anticipate taking a charge of approximately $170 million in the first quarter of 2018. Approximately two-thirds of this estimated charge relates to the non-cash write down of our deferred tax asset. This reflects the impact of a lower federal tax rate of 21% on the future deductibility of our deferred tax items. The remaining balance relates to a toll charge on the deemed repatriation of unremitted foreign earnings.

The ultimate impact of the Tax Act may differ from this estimate, possibly materially, due to changes in interpretations and assumptions, and guidance that may be issued and actions we may take in response to the Tax Act. We note that the Tax Act is highly complex and we continue to assess the impact that various provisions will have on our business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group LLC

Date: January 16, 2018	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary